EXHIBIT 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-153203 on Form S-3 of our report dated March 14, 2008, relating to the consolidated financial statements of Kapalua Bay Holdings, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2006 consolidated financial statements), appearing in the Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc., for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

October 23, 2008